CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2000, relating to the financial statements and financial highlights of J.P. Morgan Institutional Short Term Bond Fund, J.P. Morgan Institutional Bond Fund, J.P. Morgan Institutional Bond Fund - Ultra, J.P. Morgan Bond Fund - Advisor Series and J.P. Morgan Global Strategic Income Fund and the financial statements and supplementary data of The Short Term Bond Portfolio, The U.S. Fixed Income Portfolio, and The Global Strategic Income Portfolio, which appear in the October 31, 2000 Annual Reports to Trustees and Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
February 28, 2001